Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WILLIAM LYON HOMES

William Lyon Homes, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is William Lyon Homes. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was July 15, 1999. The name under which the Corporation filed its original certificate of incorporation was Presley Merger Sub, Inc.

2. This Third Amended and Restated Certificate of Incorporation amends and restates the Second Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended.

3. This Third Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

ARTICLE I

NAME

The name of this corporation is William Lyon Homes (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at said address is CorpAmerica, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Ninety Million (190,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), Thirty Million (30,000,000) shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Upon this Third Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated, the “Certificate of Incorporation”) becoming effective pursuant to the DGCL (the “Effective Time”), each eight and one-quarter shares of Class B Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Class B Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class B Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new Class B Common Stock (the “New Class B Common Stock”). From and after the Effective Time, certificates representing the Old Class B Common Stock shall represent the number of whole shares of New Class B Common Stock into which such Old Class B Common Stock shall have been reclassified pursuant to this Certificate of Incorporation. There shall be no fractional shares issued with respect to the New Class B Common Stock. In lieu thereof, the Corporation shall pay to each holder otherwise entitled to receive any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.

A. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. The following is a statement of the designations and the preferences, powers, privileges and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock:

1. General. Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation, each share of Class A Common Stock and Class B Common Stock shall have identical powers, preferences, qualifications, limitations and other rights. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of any series of Preferred Stock.

2. Dividends; Stock Splits and Reclassifications.

(a) Subject to applicable law, the other provisions of this Certificate of Incorporation and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor.

(b) Except as set forth herein, any dividends or distributions declared by the Board of Directors on a share of Common Stock shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock, provided that in the case of dividends payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock, such dividends shall be paid as provided for in Section 2(c) of this Article IV(B).

(c) If dividends are declared on the Class A Common Stock or Class B Common Stock that are payable in shares of Common Stock, or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for Class A Common Stock), and the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares of the Class A Common Stock and Class B Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof)), respectively, on a per share basis of the Class A Common Stock and Class B Common Stock.

(d) In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, and such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

3. Merger or Consolidation. In the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock shall be entitled to receive consideration proportionate to the number of shares of Class A Common Stock that such holders would hold if all shares of Class B Common Stock were converted into Class A Common Stock in accordance with the terms of this Certificate of Incorporation immediately prior to any such merger or consolidation; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), and the beneficial owners of the Common Stock and Preferred Stock issued and outstanding immediately prior to such transaction own more than 50% by value of the Common Stock and Preferred Stock of the Corporation (or equity interests of the other surviving entity) following such transaction, then the holders of Common Stock shall receive, on a per share basis, securities with a vote comparable to the voting rights associated with such class of Common Stock hereunder (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, securities with a vote comparable to the voting rights associated with such class of Common Stock).

4. Rights Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, and subject to the rights of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock that such holders would hold if all shares of Class B Common Stock were converted into Class A Common Stock in accordance with the terms of this Certificate of Incorporation immediately prior to any such liquidation, dissolution or winding up of the Corporation.

5. Conversion of Class B Common Stock.

(a) Optional Conversion of Class B Common Stock. A holder of Class B Common Stock may at any time, at such holder’s option, convert any or all of such holder’s shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock so converted.

(b) Mandatory Conversion of Class B Common Stock.

(i) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock if the holders of a majority of the shares of Class B Common Stock then outstanding, acting as a single class, approve or consent to such conversion.

(ii) If, at any time, any share of Class B Common Stock shall not be owned, beneficially or of record, by an Eligible Class B Common Stockholder (as defined below), such share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock. The term “Eligible Class B Common Stockholder” shall mean: (A) William Lyon and William H. Lyon; (B) their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships); (C) any entities wholly owned by one or more of the foregoing persons; and (D) any trusts or other estate planning vehicles for the benefit of any of the foregoing.

(c) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock held by such Stockholder into shares of Class A Common Stock pursuant to Section 5(a) of this Article IV(B), such holder shall surrender the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates representing the shares of Class A Common Stock issued upon conversion of such holder’s shares of Class B Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(d) Reservation of Shares upon Conversion. The Corporation shall at all times reserve and keep available, free from preemptive or similar rights, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class B Common Stock and all additional shares of Class B Common Stock (if any) issuable upon the exercise of any outstanding options, warrants or other rights to acquire shares of Class B Common Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock together with any additional shares of Class B Common Stock issuable upon the exercise of any outstanding options, warrants or other rights to acquire shares of Class B Common Stock, then in addition to such other remedies as shall be available to the holders of the Class B Common Stock as a result of the Corporation’s breach of such obligation, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges and not subject to any preemptive or similar rights. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Common Stock.

(e) Status of Converted Stock. In the event any shares of Class B Common Stock shall be converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

6. Voting Rights. Except as otherwise required by law, on all matters on which stockholders are entitled to vote generally, (i) each holder of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held in such holder’s name on the books of the Corporation as of the record date for voting; and (ii) each holder of Class B Common Stock, as such, shall be entitled to five (5) votes for each share of Class B Common Stock held in such holder’s name on the books of the Corporation as of the record date for voting. Except as otherwise required by law or this Certificate of Incorporation, on all matters submitted to a vote of the stockholders generally, the holders of the Class A Common Stock and Class B Common Stock shall vote together as a single class. Notwithstanding anything to the contrary set forth herein, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

7. Preemptive Rights.

(a) Upon any issuance after the date hereof of shares of Class A Common Stock (including upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock), each holder of Class B Common Stock shall have preemptive rights to purchase that number of shares of Class B Common Stock in order to maintain such holder’s voting power relative to the holders of Class A Common Stock as of immediately prior to any such issuance of Class A Common Stock, which voting power shall be equal to such holder’s pro rata portion (based on such holder’s holdings of the shares of Class B Common Stock outstanding immediately prior to such issuance) of the percentage calculated by dividing (A) the sum of the voting power of (x) the total number of shares of Class B Common Stock issued and outstanding immediately prior to such issuance and (y) the total number of shares of Class B Common Stock that are issuable upon exercise, conversion or exchange of all securities or instruments outstanding immediately prior to any such issuance (collectively, the “Class B Voting Power”), by (B) the sum of (x) the Class B Voting Power and (y) the voting power of the total number of shares of Class A Common Stock issued and outstanding immediately prior to such issuance. The shares of Class B Common Stock issued pursuant to this Section 7(a) shall be purchased at the same cash price per share of Class B Common Stock as the price per share of Class A Common Stock sold by the Corporation in connection with such issuance of shares of Class A Common Stock (or, in the case of shares of Class A Common Stock issued upon the exchange or conversion of securities exchangeable for or convertible into shares of Class A Common Stock or upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, a price equal to the per share price of the Class A Common Stock at the close of business on the date of such grant or issuance) or, if the price to be paid by a purchaser is consideration other than cash, then at a cash price which is substantially equal in value to such other consideration as determined in good faith by the Board of Directors (which determination shall be final and binding on all interested parties). Each holder of Class B Common Stock shall have such period of time, but not less than ten (10) days, as shall be determined by the Corporation in which to exercise such holder’s preemptive rights hereunder. Provided the foregoing terms and conditions are complied with, the Corporation may establish from time to time other terms and conditions upon which the preemptive rights herein are exercisable, which terms and conditions shall not be adverse to any rights of the holders of Class B Common Stock.

(b) The preemptive rights set forth in Section 7(a) of this Article IV(B) shall not be applicable to any of the following:

(i) the issuance of shares of Class A Common Stock upon a conversion of shares of Class B Common Stock pursuant to Section 5 of this Article IV(B);

(ii) the issuance of shares of Class A Common Stock pursuant to a cash dividend reinvestment plan by which each holder of Class A Common Stock may (A) reinvest cash dividends paid to such holder in Class A Common Stock and/or (B) purchase for cash in any one calendar year additional shares of Class A Common Stock in amounts not exceeding the amount of cash dividends paid to such holder in such calendar year;

(iii) the issuance of shares of Class A Common Stock to employees, officers and/or directors of the Corporation or any of its subsidiaries pursuant to a plan or plans adopted by the Board of Directors for purposes of providing compensation to such persons for services rendered to the Corporation or any of its subsidiaries; and

(iv) the issuance of shares of Class A Common Stock, or other securities or instruments convertible into or exchangeable for shares of Class A Common Stock, to another entity or to the equityholders of another entity made for the purpose of acquiring by way of exchange, purchase or merger or consolidation (including a merger or consolidation with or into a subsidiary of this organization), at least 80% of the capital stock (or equity interests) entitled to vote generally of such other entity or all or substantially all of the assets of such other entity; provided, however, that the number of shares which may be issued pursuant to this Section 7(b)(iv) as an exception to the preemptive rights contained in Section 7(a) of this Article IV(B) shall not exceed 20% of (x) the total issued and outstanding shares of Common Stock outstanding immediately prior to any such issuance, plus (y) the number of shares of Common Stock that are issuable upon exercise, conversion or exchange of all securities or instruments outstanding immediately prior to any such issuance.

(c) The preemptive rights contained in Section 7(a) of this Article IV(B) may be waived in any instance (i) at a meeting of the Corporation’s stockholders called at least in part for the purpose of considering such waiver, and only by the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate class or (ii) as consented to in writing by all holders of Class B Common Stock entitled to such preemptive rights.

(d) Subject to the preemptive rights set forth herein, the Board of Directors shall have the authority to issue any authorized shares of any class of capital stock of the Corporation upon such terms and conditions as it may deem advisable from time to time.

(e) Notwithstanding the foregoing provisions of Section 7 of this Article IV(B), (i) in determining the number of shares of Class B Common Stock which a holder of Class B Common Stock shall be entitled to purchase upon exercise of such holder’s preemptive rights contained herein, any fractional share interests of such holder may be disregarded at the discretion of the Board of Directors, and (ii) the failure to provide the preemptive rights set forth in Section 7(a) of this Article IV(B) shall not affect the validity of any stock issued by the Corporation. Any claim for violation of the preemptive rights provided herein must be brought within three (3) years of the date of issuance of the securities giving rise to such preemptive rights.

8. Limitations on Additional Issuance of Class B Common Stock. Other than the issuance of shares of Class B Common Stock (a) upon the exercise of warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire the shares of Class B Common Stock, pursuant to the terms of warrants or other instruments which are outstanding at the Effective Time, (b) in connection with any dividend paid in shares of Class B Common Stock (or securities convertible into or exchangeable for shares of Class B Common Stock, or in options, warrants or other rights exercisable for shares of Class B Common Stock) in accordance with Section 2(c) of this Article IV(B), (c) in connection with any reclassification of shares of Class B Common Stock into a greater or lesser number of shares of Class B Common Stock or any reorganization, recapitalization or like event in accordance with Section 2(d) of this Article IV(B), or (d) in connection with any exercise of a holder’s preemptive rights to purchase shares of Class B Common Stock pursuant to Section 7 of this Article IV(B), at any time after the Effective Time, the Corporation shall not issue any shares of Class B Common Stock.

ARTICLE V

BOARD OF DIRECTORS

A. Unless otherwise provided by this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Subject to the special rights of any series of Preferred Stock to elect directors, the total number of directors constituting the Board of Directors shall be fixed exclusively by the Board of Directors.

C. From and after the first date on which shares of Class B Common Stock are no longer outstanding (the “Triggering Date”), the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I,

Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Triggering Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Triggering Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Triggering Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

D. Subject to the special rights of any series of Preferred Stock to elect directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders for the election of directors (or, if applicable, the next annual meeting of stockholders for the election of directors of the class to which such director shall have been appointed) and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E. Following the time at which the Board of Directors is classified pursuant to Article V(C) above, any or all of the directors divided into classes may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

F. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article VI shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A. Subject to the limitations contained herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any other vote required by applicable law, this Certificate of Incorporation may be amended, altered or repealed, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B. In addition to the other powers expressly granted by statute, the Board of Directors shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required herein or by law, the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting as a separate series or as a separate class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, by a consent in writing by such holders in accordance with the applicable law; and provided further, however, that any waiver pursuant to Section 7(c)(ii) of Article IV(B) above may be consented to in writing by all holders of Class B Common Stock entitled to any preemptive rights under Section 7 of Article IV(B) above.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the Chairman of the Board, the Lead Independent Director or the Board of Directors (and not by stockholders).

ARTICLE IX

CORPORATE OPPORTUNITIES

A. In recognition and anticipation that members of the Board of Directors who are not officers or employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve such Non-Employee Directors, or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of the Non-Employee Directors or their respective Affiliates (the “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Article IX(C). Subject to said Article IX(C), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Article IX(B) shall not apply to any such corporate opportunity.

D. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Non-Employee Director (other than the Corporation, any entity that is controlled by the Corporation, and any officer or employee of the Corporation or of any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article X(B).

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IN WITNESS WHEREOF, the undersigned Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 21st day of May, 2013.

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
	Name:	Colin T. Severn
	Title:	Vice President,
Chief Financial Officer and
Corporate Secretary